U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

DECEMBER 17, 2009
Date of Report (Date of earliest event Reported)

MESA LABORATORIES, INC.

(Exact Name of Small Business Issuer as Specified in its Charter)

Commission File Number: 0-11740

COLORADO	84-0872291
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO	80228
(Address of Principal Executive Offices)	(Zip Code)

Issuer’s telephone number, including area code: (303) 987-8000

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS.

On December 17, 2009, Mesa Laboratories, Inc. entered into a definitive asset purchase agreement (the “Asset Purchase Agreement”) with Vibrac LLC.

Pursuant to the terms of the Asset Purchase Agreement, Mesa Laboratories has agreed to purchase the commercial rights and physical assets of Vibrac’s bottle cap torque testing product line for approximately $2.5 million in cash plus the value of inventory associated with the line of approximately $200,000.

In conjunction with the closing of the Asset Purchase Agreement Mesa Laboratories and Vibrac have also enter into (i) a Manufacturing Agreement, pursuant to which Vibrac will continue to manufacture and supply products and service on the bottle cap torque testing product line to Mesa Laboratories for one year,  (ii) a Transition Services Agreement, pursuant to which Vibrac will provide certain services related to the bottle cap torque testing product line to Mesa Laboratories for a period of up to 12 months, and (iii) a License Agreement granting Vibrac the right to continue development and sales of torque testing products to markets outside of the bottle cap torque testing market.

On December 18, 2009, Mesa Laboratories, Inc. issued a press release announcing its entry into the Asset Purchase Agreement.  A copy of the press release is furnished as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

d)      Exhibits:

99.1 Press Release issued December 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA LABORATORIES, INC. (Issuer)

DATED: December 23, 2009	BY:	/s/ Steven W. Peterson
Steven W. Peterson.
Chief Financial Officer, V.P. of Finance and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

99.1	Press release dated December 18, 2009	Filed herewith